UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 8, 2013 (the “Separation Date”), Robert C. Sims ceased to serve as President and Chief Executive Officer of Crossroads Systems, Inc. (the “Company”). On May 13, 2013, Mr. Sims also tendered his resignation as a director of the Company. In light of his change of status with the Company, Mr. Sims will not be included as a nominee for election as a director of the Company at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”).

(c) Effective as of May 8, 2013, the Board of Directors of the Company appointed Richard K. Coleman, Jr., a director of the Company, to serve as the Company’s President and Chief Executive Officer, on an interim basis, until the selection process for a permanent President and Chief Executive Officer of the Company can be completed. Mr. Coleman, 56, was appointed as a director of the Company on April 29, 2013. As of the date of this Report, Mr. Coleman’s compensation for his services as interim President and Chief Executive has not been determined. The Compensation Committee of the Board of Directors has been granted authority to negotiate and recommend Mr. Coleman’s compensation for such services to the Board for approval.

In addition to serving as a director of the Company, Mr. Coleman is a private investor and business advisor. His company, Rocky Mountain Venture Services (RMVS), has helped technology companies plan and launch new business ventures and restructuring initiatives since 1998. He has served in a variety of senior operational roles including CEO of Vroom Technologies, COO of Metronet Communications, and President of US West Long Distance, and has also held significant officer level positions with Frontier Communications, Centex Telemanagement, and Sprint Communications culminating in his appointment to lead its Technology Management Division. Mr. Coleman began his career as an Air Force Telecommunications Officer managing Department of Defense R&D projects. He has served as an Adjunct Professor for Regis University’s Graduate Management program and is a guest lecturer for Denver University, focusing on leadership and ethics. Mr. Coleman has served on a number of private, public, and non-profit boards and currently serves on the boards of directors of NTS, Inc., a NYSE MKT-listed broadband services and telecommunications company, where he serves as Chairman of the Strategy Advisory Committee, On Track Innovations Ltd., a Nasdaq-listed smart card company, and Aetrium Incorporated, a Nasdaq-listed equipment producer for the semiconductor industry, where he serves on the Compensation Committee. Mr. Coleman holds a B.S. Degree from the United States Air Force Academy, an M.B.A. from Golden Gate University, and is a graduate of the United States Air Force Communications Systems Officer School.

(e) In connection with Mr. Sims’ separation from the Company, Mr. Sims and the Company entered into a Separation Offer and Release, pursuant to which Mr. Sims will receive the benefits provided for in his Severance Benefit Plan, including the following:

•	For the twelve month period following the Separation Date (“the “Severance Period”), Mr. Sims is entitled to receive severance payments equal to his monthly rate of base salary, subject to his agreement not to provide any services, advice or assistance to any entity that provides products or services which are or may be competitive with those offered or proposed to be offered by the Company, solicit any of the Company’s customers, clients, suppliers, agents or other of the Company’s associated parties or solicit any of the Company’s employees or contractors to alter their relationship with the Company or accept employment or a consulting arrangement with any person other than the Company; and

•	Each outstanding option that Mr. Sims holds will immediately vest in full and become exercisable until the earlier of the expiration of the option term or the end of the Severance Period. Any options not exercised prior to the expiration of the applicable post-service exercise period will lapse and cease to remain exercisable; and

•	The Company will, at its expense, continue to provide Mr. Sims and his eligible dependents with the Company’s paid portion of health care coverage under the Company’s medical/dental plan for six months from the Separation Date, or, if earlier, until the first date that he is covered under another employer’s health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions.

The foregoing summary of the Separation Offer and Release does not purport to be complete and is qualified in its entirety by reference to a copy of the agreement, which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

In light of the events described in this Item 5.02, as well as the events described in the Company’s Current Report on Form 8-K, dated May 3, 2013, the Company intends to provide supplemental materials (the “Supplement”) to the proxy statement for the Annual Meeting to the record holders of its common stock at the close of business on March 22, 2013, the record date for the Annual Meeting. The Company intends to convene the meeting as scheduled on May 20, 2013 and to adjourn the Meeting immediately to be reconvened to a later date to provide the stockholders eligible to vote at the Annual Meeting additional time to review the Supplement prior to voting.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Separation Offer and Release, effective as of May 8, 2013, between Robert C. Sims and Crossroads Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: May 14, 2013	By:	/s/ Jennifer Ray Crane
Name: Jennifer Ray Crane
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Offer and Release, effective as of May 8, 2013, between Robert C. Sims and Crossroads Systems, Inc.